For Immediate Release

Media Contact:

Investor Relations
Charles Moskowitz
617-633-2259

Typhoon Announces 1 for 30 Reverse Split and Evaluation of Whether to Terminate  Registration as a Public Company

Seattle, WA July 28, 2008 - Typhoon Touch Technologies, Inc. (TYTT.OB) (www.typhoontouchtech.com), announced today that it is in the process of filing a Certificate of Change with the Nevada Secretary of State to effect a one for thirty reverse split of Typhoon's common stock. This action was undertaken to negate the thirty for one forward split disclosed in Typhoon's Form 8-K filed on July 21, 2008.  As a result of this action every thirty shares of Typhoon's common stock outstanding at the time of the stock split will be converted into one share of Typhoon's common stock. As this stock split is being undertaken pursuant to Nevada Revised Statutes 78.209, the number of authorized shares of common stock will be decreased from 27,000,000,000 shares to 900,000,000 shares. Based on the number of shares currently outstanding, the stock split will decrease the number of outstanding shares of common stock from 442,500,000 shares to 14,750,000 shares.

The legal effective date for the reverse split transaction will be August 7, 2008.

Typhoon stockholders who hold their shares in "street name" with nominees or brokerages will not be required to take any action in connection with the reverse split. However, the reverse split will require the surrender of shares held in certificate form. Stockholders holding Typhoon stock certificates will receive certificate reflecting the reverse split only after the surrender of their current certificates to Typhoon's transfer agent:

Corporate Stock Transfer, Inc.
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

Telephone: (303) 282-4800
Fax: (303) 282-5800

A transmittal letter will be mailed to registered shareholders as of the Effective Date to facilitate the receipt of new stock certificates. Registered holders will be required to provide this transmittal letter to Typhoon's transfer agent with each share certificate that is surrendered.

Potential Breach of Common Stock Purchase Agreement

As a result of the SEC's order announced on July 18, 2008 temporarily suspending trading in Typhoon's common stock, Typhoon may be in breach of the Common Stock Purchase Agreement by and between Typhoon and First Strategy Finance Corp. as disclosed on Form 8-K filed on July 21, 2008 (the "Financing Agreement").  Typhoon is unable to fully effect a thirty-for-one forward split as required by the Financing Agreement as a result of the SEC's suspension order.  Typhoon's decision to negate the thirty-for-one split as described above may also place Typhoon in default of the Financing Agreement.  Typhoon intends to attempt to renegotiate the terms of the Financing Agreement, terminate the registration rights agreement entered into in connection with the Financing Agreement and/or request a waiver of any possible breaches thereof as any such possible breaches would be due to factors and events beyond Typhoon's control.  Typhoon cannot guarantee that any such negotiations would be successful.

Termination of Harris Litigation

Typhoon is taking steps to terminate its litigation against Lawrence Harris announced July 14, 2008.  This litigation if continued would divert valuable financial assets and time away from Typhoon's business interests.

Potential Termination of Registration

Typhoon is evaluating, in light of the SEC's recent actions, if it is in the best interest of Typhoon and its stockholders to terminate Typhoon's registration as a public reporting company. Matters being considered in making this determination include:

  the impact that the SEC's processes have had and will continue to have on diverting our corporate resources, efforts, capital and time away from our primary business and patent litigation;

  the ongoing burden of time, costs, and expenses, both direct and indirect, associated with being quoted on the OTC Bulletin Board and the preparation and filing of periodic and current reports with the SEC;

  the  burden to Typhoon and its officers in light of the Sarbanes-Oxley Act of 2002;

  the limited trading volume and liquidity of Typhoon's common stock on the OTC Bulletin; and

  the impact termination of our registration would have on our stockholders and any existing short sellers still holding a position in Typhoon.

Typhoon will not take steps to terminate its registration as a reporting company to the SEC unless and until the Board of Directors  have first resolved that it is in the best interest of Typhoon and its stockholders to so terminate its registration.

About Typhoon Touch Technologies

Typhoon Touch Technologies, Inc. (TYTT.OB), a Nevada corporation, is the owner of foundational intellectual property in the area of portable touch-screen computing. Please visit www.typhoontouchtech.com for more information.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, any potential consequences of Typhoon's potential breach of the Financing Agreement, its termination of litigation against Lawrence Harris, and its evaluation of whether to terminate registration as a public reporting company. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.